Exhibit 99.1

Krissy Mashinsky Joins Focus Financial Partners Board of Directors

New York, NY – December 28, 2020 – Focus Financial Partners Inc. (NASDAQ: FOCS) (“Focus”), a leading partnership of independent, fiduciary wealth management firms, announced today that Krissy Mashinsky has been elected to Focus’ Board of
Directors effective January 1, 2021, and will serve on its Audit and Risk Committee and as the Chair of its Nominating, Governance and Sustainability Committee.

Ms. Mashinsky is currently the Founder and Chief Executive Officer of usastrong.IO Marketplace, a new technology venture that curates, sells and verifies merchandise made in the United States. She was previously the President of URBN Wholesale, part of the publicly traded portfolio of global consumer brands including Urban Outfitters, and has a twenty-year history as a leader in marketing and supply-chain management at a number of major apparel brands.

“Krissy is an entrepreneur and a top brand manager and builder,” said Rudy Adolf, Founder, CEO and Chairman of Focus. “Krissy will be a tremendous asset to Focus and its Board as we continue to grow and communicate Focus’ unique identity within wealth management and the financial services industry at large.”

Additionally, Focus announced today that Debby McWhinney and Noah Gottdiener would be retiring from Focus’ Board of Directors effective January 1, 2021. “Both Debby and Noah joined our Board just prior to our initial public offering and I am highly appreciative of their service and guidance during our first two plus years as a public company,” added Adolf.

About Focus Financial Partners Inc.

Focus Financial Partners Inc. is a leading partnership of independent, fiduciary wealth management firms. Focus provides access to best practices, resources and continuity planning for its partner firms who serve individuals, families, employers and institutions with comprehensive wealth management services. Focus partner firms maintain their operational independence, while they benefit from the synergies, scale, economics and best practices offered by Focus to achieve their business objectives. For more information about Focus, please visit www.focusfinancialpartners.com.

Cautionary Note Concerning Forward-Looking Statements

This release contains certain forward-looking statements that reflect Focus’ current views with respect to certain current and future events. These forward-looking statements are and will be, subject to many risks, uncertainties and factors relating to Focus’ operations and business environment, including, without limitation, uncertainty surrounding the current COVID-19 pandemic, which may cause future events to be materially different from these forward-looking statements or anything implied therein. Any forward-looking statements in this release are based upon information available to Focus on the date of this release. Focus does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could affect Focus may be found in Focus’ filings with the Securities and Exchange Commission.

Investor and Media Contact

Tina Madon

Senior Vice President

Head of Investor Relations & Corporate Communications

Focus Financial Partners

P: +1-646-813-2909

tmadon@focuspartners.com